EXHIBIT 99.1

FOR RELEASE: October 4, 2022 at 4:00 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES AGREEMENT TO ACQUIRE

NORTHWEST BANCSHARES CORPORATION

         Shreveport, Louisiana – October 4, 2022 – Home Federal Bancorp, Inc. of Louisiana (the “Company” or “Home Federal Bancorp”) (Nasdaq: HFBL), the holding company of Home Federal Bank, and Northwest Bancshares Corporation (“Northwest Bancshares”), the holding company of the First National Bank of Benton (“First National”), announced today the signing of a definitive Agreement and Plan of Merger (“Merger Agreement”) pursuant to which the Company will acquire Northwest Bancshares in an all cash acquisition. Under the terms of the Merger Agreement, shareholders of Northwest Bancshares will receive their pro rata portion of aggregate merger consideration equal to $4.25 million, plus the sum of 8.0% of total assets of Northwest Bancshares as of the month-end immediately prior to the closing of the merger after giving effect to a special distribution (the “Special Distribution”) to be paid, less the amount, if any, that Northwest Bancshares’ total unaccrued and unpaid transaction expenses exceed $125,000. Based on financial data as of August 31, 2022, the parties currently estimate that the aggregate merger consideration will be approximately $10.1 million. In addition to the merger consideration, the Merger Agreement provides that, prior to consummation of the merger, Northwest Bancshares will pay the Special Distribution in cash to its shareholders in an aggregate amount which will reduce the ratio of Northwest Bancshares’ total shareholders’ equity to total consolidated assets to 8.0%. Based on financial data at August 31, 2022, the parties currently estimate that the amount of Special Distribution will be approximately $8.4 million.

         First National currently operates out of one banking location in Benton, Louisiana. As of August 31, 2022, Northwest Bancshares had total consolidated assets of $81.7 million, $52.1 million in total loans, $65.0 million in total deposits and $14.2 million in shareholders’ equity. Under the terms of the Merger Agreement, First National will be merged with and into Home Federal Bank promptly following completion of the holding company merger.

“First National provides a natural expansion of our franchise within our home market,” said James R. Barlow, Chairman, President, and Chief Executive Officer of Home Federal Bancorp. “First National has developed an exceptional customer base in its market area. We are excited to expand to the Benton community and increase our market share in Bossier Parish. “We are confident that the products and services we offer will allow us to deepen those valued relationships,” said Barlow.

         “Home Federal Bank has an extremely impressive platform which will allow our customers to enjoy expanded products, services and locations without compromising the high level of customer service they have come to expect,” said John A. Batson, President, and Chief Executive Officer of Northwest Bancshares. He continued, “Our customers and employees are of the upmost importance to us, and we believe merging with Home Federal will provide an excellent opportunity for both.” Justin Whittington, Chairman of the Board of Northwest Bancshares commented, “This merger will benefit our customers, our community and our shareholders.”

The Merger Agreement was unanimously approved by the boards of directors of both companies. The transaction is expected to close in the first quarter of 2023, subject to customary closing conditions, including regulatory approvals and Northwest Bancshares’ shareholder approval.

Home Federal Bancorp anticipates the transaction will be over 20% accretive to earnings per share after cost savings are fully realized, and accretive to tangible book value per share in approximately three years of closing. Following the merger, Home Federal Bank’s capital position is expected to remain strong with leverage and total risk-based capital ratios of approximately 8.2% and 14.2%, respectively.

Raymond James & Associates, Inc. acted as financial advisor to Home Federal Bancorp and Silver, Freedman, Taff & Tiernan LLP acted as its legal advisor in the transaction. Hillworth Bank Partners rendered a fairness opinion to Home Federal Bancorp. SEACAP Financial, LLC, acted as financial advisor to Northwest Bancshares and Butler Snow LLP acted as its legal advisor in the transaction.

          Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its nine full-service banking offices and home office in northwest Louisiana.

         Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”. We undertake no obligation to update any forward-looking statements.

Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to: the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed transaction may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in the markets served by the companies; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions.

Home Federal Bancorp’s Annual Reports on Form 10-K and other reports filed with the SEC describe some additional factors which could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.

Forward-looking statements speak only as of the date they are made. Home Federal Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

CONTACTS:	James R. Barlow Home Federal Bancorp, Inc. of Louisiana Chairman of the Board, President and Chief Executive Officer (318) 222-1145	John A. Batson Northwest Bancshares Corporation President and Chief Executive Officer (318) 965-9691

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